EXHIBIT 13.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-204616 on Form F-3 and No. 333-203139 on Form S-8, of our report dated February 13, 2017, relating to the consolidated financial statements of GasLog Partners LP appearing in this Annual Report on Form 20-F of GasLog Partners LP for the year ended December 31, 2016.

Deloitte LLP

London, United Kingdom

February 13, 2017